Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

SAN JUAN BASIN ROYALTY TRUST

ANNOUNCES 2012 CAPITAL PLAN

FORT WORTH, Texas, February 13, 2012 – Compass Bank (the “Trustee”) as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced the capital project plan for 2012 as delivered to it by Burlington Resources Oil & Gas Company LP (“Burlington”). Capital expenditures for 2012 for properties subject to the Trust’s royalty interest are estimated to be $20.8 million. Of the $20.8 million, approximately $5 million will be attributable to the capital budgets for 2011 and prior years.

The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Burlington is the operator of the majority of the Underlying Properties.

Burlington’s announced 2012 plan for the Underlying Properties includes 383 projects. Approximately $12.4 million of the $20.8 million budget is allocable to 21 new wells, including 9 wells scheduled to be dually completed in the Mesaverde and Dakota formations and 12 wells that are planned to be completed in all three of the Mesaverde, Mancos Shale and Dakota formations. Approximately $3.4 million will be spent on recompletions and miscellaneous facilities projects. Of the $5 million attributable to the budgets for prior years, approximately $3 million is allocable to 20 new wells and the $2 million balance will be applied to miscellaneous capital projects such as workovers and operated facility projects. Burlington mentioned that it will continue its program of horizontal drilling in 2012 with three to four horizontal wells projected. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, the mix of projects and swings in the price of natural gas, the actual capital expenditures for 2012 could range from $5 million to $35 million.

Capital expenditures of $21 million were included in calculating royalty income paid to the Trust in calendar year 2011. Approximately $15.1 million covered 251 projects budgeted for 2011, including the drilling of 23 new wells operated by Burlington and no new wells operated by third parties. Approximately $11.9 million of those costs were incurred in new drilling activity. The balance of the expenditures was attributable to the workover of existing wells and the maintenance and improvement of production facilities.

The capital expenditures reported by Burlington in calculating royalty income for 2011 included approximately $5.9 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget often extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust

Compass Bank

Lee Ann Anderson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936

Website: www.sjbrt.com

e-mail: sjt@compassbank.com